Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 19, 2005 (the “Agreement Date”) by and among Matria Healthcare, Inc., a Delaware corporation (“Matria”), WHI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Matria (“Merger Sub”), WinningHabits, Inc., a Delaware corporation (the “Company”) and the following stockholders of the Company: David Michel and Deborah Michel (each an “Inside Stockholder” and collectively, the “Inside Stockholders”) and Richard M. Frank and Stephen J. Schaul (together with the Inside Stockholders, each, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

A. The Stockholders own certain issued and outstanding shares of capital stock of the Company.

B. The Company is in the business of providing customized wellness programs for health plans and employers through a combination of consulting services and internet-based proprietary software applications (“Company Services,” and the conduct of the business of providing Company Services, the “Business”).

C. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Matria, the Company and each of the Stockholders desire to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1  The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2  Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place in Marietta, Georgia, at the offices of Matria, on September 30, 2005, or at such other time as the parties may agree (the “Closing Date”), and shall be effective as of 12:01 a.m. on October 1, 2005 or at such other time as the parties may specify in the Certificate of Merger (the “Effective Time”).

1.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Organization of Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, which shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: “The name of the corporation is WinningHabits, Inc.”

(b) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended.

(c) The directors of the Surviving Corporation at the Effective Time shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation at the Effective Time shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office until their respective successors are duly appointed, provided that at the Effective Time David Michel shall be the Chief Executive Officer of the Surviving Corporation.

1.5 Effect on Capital Stock. In the Merger, all outstanding capital stock, options and warrants to purchase capital stock of the Company will be converted into the right to receive (i) cash in the amount of $14,500,000 (the “Initial Merger Consideration”), (ii) the Additional Merger Consideration pursuant to Section 1.6, and (iii) the Earn Out Consideration pursuant to Section 1.7, provided, however, that 61.25% of the Initial Merger Consideration and Additional Merger Consideration and 100% of the Earn Out Consideration shall be recallable as provided in Section 8.2(a) below (the Initial Merger Consideration, the Additional Merger Consideration, if any, and the Earn Out Consideration, if any, may sometimes herein be referred to collectively as the “Merger Consideration”). Specifically, subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Class A Common Stock. The shares of Class A Common Stock, $0.001 par value, of the Company (the “Company Class A Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Class A Common Stock held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”)) will be canceled and extinguished and automatically converted into the right to receive, in the aggregate for all such shares, $2,272,438.34 (the “Class A Consideration”), plus any Additional Merger Consideration or Earn Out Consideration payable pursuant to Sections 1.6 or 1.7, respectively. The Class A Consideration and any Additional Merger Consideration and/or Earn Out Consideration shall be allocated among the holders of Company Class A Common Stock as set forth on Schedule 1.5 hereto.

(b) Conversion of Company Class B Common Stock. The shares of Class B Common Stock, $0.001 par value, of the Company (the “Company Class B Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Class B Common Stock held by Dissenting Stockholders) will be canceled and extinguished and automatically converted into the right to receive, in the aggregate for all such shares, $4,523,425.96 (the “Class B Consideration”), plus any Additional Merger Consideration or Earn Out Consideration payable pursuant to Sections 1.6 or 1.7, respectively. The Class B Consideration and any Additional Merger Consideration and/or Earn Out Consideration shall be allocated among the holders of Company Class B Common Stock as set forth on Schedule 1.5 hereto.

(c) Conversion of Company Series A Preferred Stock. The shares of Series A Preferred Stock, $0.001 par value, of the Company (the “Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock held by Dissenting Stockholders) will be canceled and extinguished and automatically converted into the right to receive, in the aggregate for all such shares, $2,434,131.80 (the “Series A Consideration”), plus any Additional Merger Consideration or Earn Out Consideration payable pursuant to Sections 1.6 or 1.7, respectively. The Series A Consideration and any Additional Merger Consideration and/or Earn Out Consideration shall be allocated among the holders of Company Series A Preferred Stock as set forth on Schedule 1.5 hereto.

(d) Conversion of Company Series B Preferred Stock. The shares of Series B Preferred Stock, $0.001 par value, of the Company (the “Company Series B Preferred Stock” and collectively, with the Company Class A Common Stock, the Company Class B Common Stock and the Company Series A Preferred Stock, the “Company Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock held by Dissenting Stockholders) will be canceled and extinguished and automatically converted into the right to receive, in the aggregate for all such shares, $4,493,659.75 (the “Series B Consideration”), plus any Additional Merger Consideration or Earn Out Consideration payable pursuant to Sections 1.6 or 1.7, respectively. The Series B Consideration and any Additional Merger Consideration and/or Earn Out Consideration shall be allocated among the holders of Company Series B Preferred Stock as set forth on Schedule 1.5 hereto.

(e) Stock Options. At the Effective Time, all options to purchase Company Class A Common Stock (“Company Options”) then outstanding under the Company’s 2000 Stock Option Plan, as amended (the “Company Stock Option Plan”), will be canceled and extinguished and automatically converted into the right to receive, in the aggregate for all such options, $73,911.42 (the “Option Consideration”). The Option Consideration and any Additional Merger Consideration and/or Earn Out Consideration shall be allocated among the holders of Company Options as set forth on Schedule 1.5 hereto.

(f) Warrants. At the Effective Time, all warrants to purchase Company Class A Common Stock (“Company Warrants”) then outstanding will be canceled and extinguished and automatically converted into the right to receive, in the aggregate for all such warrants, $702,432.73 (the “Warrant Consideration”). The Warrant Consideration and any Additional Merger Consideration and/or Earn Out Consideration shall be allocated among the holders of Company Warrants as set forth on Schedule 1.5 hereto.

(g) Capital Stock of Merger Sub. Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(h) Payment of Initial Merger Consideration. Within five business days following the Effective Time and subject to Section 1.5(i), Matria shall deliver to the Company Agent for the benefit of the holders of Company Stock, Company Options and Company Warrants (collectively, the “Company Securities”), by wire transfer of immediately available funds, the Initial Merger Consideration.

(i) Exchange Procedure. As soon as reasonably practicable following the Agreement Date, the Company will send to each holder of Company Securities (a “Holder”) a transmittal letter in a form to be agreed to by the parties (the “Letter of Transmittal”) and other appropriate materials for use in surrendering to the Company certificates or agreements that prior to the Effective Time evidenced Company Securities. Except with respect to Dissenting Stockholders, until surrendered as contemplated by this Section 1.5(i), each stock certificate evidencing Company Stock and each agreement evidencing a Company Option or Company Warrant shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the Holder thereof has the right to receive in respect of such Company Securities pursuant to the provisions of this Agreement. No interest shall be paid or will accrue on any cash payable to Holders of Company Securities. Upon the proper surrender and exchange of certificates or agreements, or, in the absence thereof, Affidavits, representing Company Securities and the delivery of an executed Letter of Transmittal to the Company, each Holder shall be paid, without interest thereon, an amount in cash from the Company Agent equal to the dollar amount set forth next to such Holder’s name on Schedule 1.5 hereto. The Company Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Holder such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder with respect to his, her or its Company Securities. Notwithstanding anything herein to the contrary, no payment shall be made to any Holder who does not present certificates or agreements for cancellation representing all of such holder’s shares of Company Stock, Company Options or Company Warrants, or, in the alternative, an affidavit and indemnity, in form and substance reasonably satisfactory to Matria, stating that any of such certificates or agreements are lost, stolen or destroyed and that such holder will indemnify and hold Matria and its officers, directors and agents, harmless from any costs, expenses and damages that may be incurred if such certificates or agreements are later produced (an “Affidavit”).

1.6 Additional Merger Consideration.

(a) For purposes of this Agreement, the following terms shall have the following respective meanings:

(i) The “Target Working Capital” means negative $1,700,000.

(ii) The “Additional Merger Consideration” means $500,000 less the amount, if any, by which Target Working Capital exceeds Closing Adjusted Working Capital.

(iii) The “Closing Adjusted Working Capital” means an amount, as reflected on the Closing Balance Sheet, equal to (A) the current assets of the Company as of the Closing, minus (B) all liabilities of the Company as of the Closing (including any amounts accrued for expenses related to the Merger, any obligations related to the liabilities associated with deferred revenue and any current liabilities (i.e., payable in the next 365 days) related to capital leases).
(b) Notwithstanding any provision in this Agreement to the contrary, the Closing Balance Sheet and all items included in the calculation of Closing Adjusted Working Capital shall be prepared in accordance with generally accepted accounting principles, as in effect from time to time (“GAAP”), including appropriate closing adjustments, as if the Closing Date were a fiscal year end, as consistently applied by the Company in the audited and unaudited financial statements provided by the Company to Matria prior to the Agreement Date, subject to the terms and conditions of this Agreement.

(c) Within 60 days following the Closing Date, Matria shall prepare and deliver to the Company Agent (i) a balance sheet of the Company as of the Closing (the “Closing Balance Sheet”), (ii) its calculation of the Closing Adjusted Working Capital, (iii) its calculation of the Additional Merger Consideration, if any, and (iv) a certificate of a duly authorized officer of Matria certifying that the foregoing have been prepared in accordance with this Agreement. Each party shall have the right to review all books and records and supporting work papers (including schedules, memoranda and other documents) related to the preparation of the Closing Balance Sheet and the calculation of the Additional Merger Consideration. The Company Agent shall have a period of 45 days (the “Objection Period”) after delivery of the Closing Balance Sheet in which to provide written notice to Matria of any objections thereto (the “Objection Notice”), setting forth the specific item of the calculation of the Additional Merger Consideration to which each such objection relates and the specific basis for each such objection. The Closing Balance Sheet and the resulting Additional Merger Consideration shall be deemed to be accepted by the Company Agent and shall become final and binding on the later of (i) the expiration of the Objection Period, or (ii) the date on which all objections have been resolved by the parties; provided, however, that the Closing Balance Sheet and the resulting Additional Merger Consideration shall become final and binding prior to the end of the Objection Period if the Company Agent informs Matria by written notice of its waiver of the Objection Period and acceptance of the Closing Balance Sheet. If the Company Agent gives any such Objection Notice, such dispute shall be resolved by the parties in accordance with the procedures set forth in Section 1.8(e).

(d) Within five business days after the Closing Balance Sheet and the Additional Merger Consideration calculated with reference thereto become final and binding under this Agreement, the Additional Merger Consideration shall be recalculated by giving effect to such final and binding determination and Matria shall distribute the Additional Merger Consideration to the Company Agent on behalf of, and for distribution to, the Holders in accordance with Section 1.5(i).

1.7 Earn Out Consideration.

(a) Provided that the Company’s Revenue in calendar year 2006 is at least $10,000,000 and the Company’s EBITDA in calendar year 2006 is at least $1,687,500, Matria shall pay to the Holders the earn out consideration (the “Earn Out Consideration”), if any, equal to the dollar amount resulting from (i) the product of (A) the Company’s EBITDA in calendar year 2006 and (B) the applicable EBITDA Multiple below, minus (ii) $15,000,000; minus (iii) the non-current portion of the capital lease obligations as set forth on the Closing Balance Sheet, minus (iv) the amount by which the Closing Adjusted Working Capital exceeds the Earn Out Working Capital. Example calculations of the Earn Out Consideration are set forth on Exhibit A attached hereto. The applicable EBITDA Multiples are set forth below:

EBITDA	EBITDA Multiple
≥ $3,750,000	16.0
$3,562,500 - $3,749,999	15.5
$3,375,000 - $3,562,499	15.0
$3,187,500 - $3,374,999	14.5
$3,000,000 - $3,187,499	14.0
$2,812,500 - $2,999,999	13.5
$2,625,000 - $2,812,499	13.0
$2,437,500 - $2,624,999	12.5
$2,250,000 - $2,437,499	12.0
$2,062,500 - $2,249,999	11.5
$1,875,000 - $2,062,499	11.0
$1,687,500 - $1,874,999	10.5

(b) As used herein, the term “Revenue” shall mean, with respect to the Company, an amount equal to the Company’s revenue, as determined based on the books and records of the Company, on a stand-alone basis, maintained in the ordinary course of business in accordance with GAAP, consistently applied with periods prior to the Effective Time (and excluding any adjustments made to the opening balance of deferred revenue as of the Effective Time as a result of the application of purchase accounting), provided that Revenue shall not include any Pass-Through Amounts (other than amounts paid to or received by the Company in connection with Matria’s services as a subcontractor to the Company on behalf of Tenet HealthSystem Medical, Inc. to the extent such services are provided directly by Matria to Tenet HealthSystem Medical, Inc. on the Agreement Date). “Pass-Through Amounts” shall mean revenue that is paid to or received by the Company for otherwise stand-alone services performed by a subcontractor of the Company that the Company simply passes on or makes available to its customers without substantial modification or alteration by the Company. To the extent that Matria bundles Company Services with any product or services of Matria wherein the price for such Company Services is not separately stated, the Company will be deemed to have earned Revenue for such Company Services in accordance with the pricing schedule set forth on Schedule 1.7(b).

(c) As used herein, the term “EBITDA” shall mean, with respect to the Company, the amount equal to (a) the Company’s income or loss before income Taxes (after deducting all direct and indirect costs, salaries and employee benefits, provisions for reserves maintained for doubtful accounts receivable, and selling, general and administrative expenses incurred by the Company) plus (b) all depreciation, amortization and interest expense deducted in calculating the income or loss described in clause (a). Notwithstanding any provisions herein to the contrary, EBITDA shall not include: (i) net gains or losses (after expenses and Taxes applicable thereto) resulting from the sale, conversion, condemnation or other disposition of capital assets; (ii) interest or investment income; (iii) intangible or goodwill charges resulting from the Merger; or (iv) noncash or other compensation charges associated with options, if any, granted following the Effective Time with respect to the common stock, $0.01 par value per share, of Matria or any portion of the Earn Out Consideration to the extent that it is characterized as compensation expense under GAAP. All items relevant to the calculation of EBITDA shall be determined based on the books and records of the Company maintained in the ordinary course of business and in accordance with GAAP, consistently applied with periods prior to the Effective Time. Charges for services provided to the Company by Matria and its Affiliates charged against EBITDA will not exceed a reasonable charge consistent with the amounts that would be charged by an unrelated third party, but shall not be less than the prices previously paid by the Company for such services, subject to the following rules: (1) expenses related to the employer matching contributions pursuant to Section 5.12(a) hereof in excess of $1,000 per employee per year; and expenses related to the employee benefit plans provided to the employees of the Company hired or retained by Matria or Surviving Corporation pursuant to Section 5.12(b) hereof shall not be included in EBITDA; (2) legal services provided by Matria’s in-house legal staff shall be accounted for on an hourly basis for hours actually spent on Company matters and shall be billed at the rate of $235 per hour; and (3) any charges related to Sarbanes-Oxley compliance or reporting shall be excluded and audit and accounting services provided by Matria’s independent certified public accountants will be charged on a fixed-fee basis of $4,000 per month.

(d) As used herein, the term “Earn Out Working Capital” shall mean, with respect to the Company, the amount, as reflected on the balance sheet of the Company, equal to (A) the current assets of the Company as of December 31, 2006, minus (B) all liabilities of the Company as of December 31, 2006 (including any amounts accrued for expenses related to the Merger, any obligations related to the liabilities associated with deferred revenue and any current liabilities related to capital leases). For purposes of calculating Earn Out Working Capital, the following items shall be disregarded: (i) any dividends paid or declared to Matria by the Company following the Closing; (ii) any costs related to any acquisitions made by the Company following the Closing; and (iii) any unbudgeted capital expenditures of the Company to the extent that they exceed what is reasonably necessary to support the Company’s current business and expected growth (as such expected growth is determined by the Board of Directors of Surviving Corporation) or if their delay into 2007 would not have any material effect on the Company’s ability to support its current business or expected growth (as such expected growth is determined by the Board of Directors of the Surviving Corporation).

(e) “Affiliate” shall mean any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise of a Governmental Entity.

(f) Until December 31, 2006, Matria will keep the Company intact as a separate subsidiary and shall manage it in the Ordinary Course, subject to the following rules: (1) David Michel will be the Chief Executive Officer of the Surviving Corporation and shall report to the Board of Directors of the Surviving Corporation; (2) Mr. Michel may not be removed from office prior to December 31, 2006, without Cause; (3) the Business of the Surviving Corporation shall be conducted from its present facilities, and Mr. Michel shall not be required to relocate from Dallas, prior to December 31, 2006; and (4) the Surviving Corporation shall be managed substantially in accordance with the 2006 Budget as set forth on Schedule 1.7(f), subject to reasonable deviations therefrom in response to business opportunities or threats, changes in market conditions or earnings performance below forecasted amounts, as determined by the Board of Directors of the Surviving Corporation in its business judgment, provided that operating the Business in the long-term interests of Matria shall be given equal weight with maximizing EBITDA for 2006 consistent with the 2006 Budget. For purposes of this Section 1.7(f), the term “Cause” shall mean (i) a conviction of, or plea of nolo contendere to, any felony by Mr. Michel; (ii) an indictment of Mr. Michel for theft of Surviving Corporation or Matria property; (iii) a finding that a claim of illegal harassment of any employee of the Surviving Corporation or Matria by Mr. Michel is probably truthful after investigation by the Board; (iv) Mr. Michel's gross negligence or willful misconduct in the discharge of his duties as Chief Executive Officer of the Surviving Corporation; or (v) any failure by Mr. Michel to obey the lawful written direction of the Board of Directors of the Surviving Corporation or Matria or the Chief Executive Officer of Matria. Unless Mr. Michel’s conduct, or any action or inaction of Mr. Michel, is determined by the Board of Directors of the Surviving Corporation to be materially injurious to the Surviving Corporation or Matria (in which event no prior notice is required), the Board of Directors of the Surviving Corporation shall give Mr. Michel written notice of Cause for termination specifying with reasonable particularity the nature of the conduct, action, or inaction giving rise to such Cause. Mr. Michel shall thereafter have a reasonable time, in no event greater than 10 business days, to fully cure such Cause. The Board of Directors of the Surviving Corporation shall be entitled to terminate Mr. Michel’s employment without further notice if Mr. Michel shall have failed to cure such Cause within such period.

1.8 Calculation and Payment of Earn Out Consideration.

(a) On or before March 31, 2007, Matria shall (i) cause to be prepared in accordance with GAAP, consistently applied, and delivered to the Company Agent an audited Balance Sheet of the Company as of December 31, 2006, and the audited income statement of the Company for the 12 month period then ending, and (ii) prepare and deliver to the Company Agent a statement setting forth a calculation of Revenue, EBITDA, Earn Out Working Capital and the Earn Out Consideration (the “Estimated Earn Out Consideration”) payable hereunder (the “Earn Out Statement”), if any, together with a certificate of a duly authorized officer of Matria certifying the foregoing.

(b) The Company and the Stockholders hereby agree that the right of the holders of Company Stock, Company Options and Company Warrants to receive Earn Out Consideration shall be in all respects subordinate and subject in right of payment to the payment of any and all indebtedness of Matria, whether outstanding on the Agreement Date or hereafter incurred, created or assumed, which is owed to any creditor under the Loan and Security Agreement with HFG Healthco 4, LLC, as such agreement may be amended, supplemented, extended, renewed, refinanced, replaced or otherwise modified from time to time (the “Credit Agreement”) or to any creditor under any other senior credit agreement or credit facility entered into by Matria. The Company and the Stockholders agree to take any and all further actions, and to execute any and all further agreements, instruments and other documents, as are reasonably requested by Matria or Matria’s applicable lenders in order to further evidence, clarify or give effect to the foregoing subordination provisions.

In the event Matria is prohibited under the Credit Agreement as a result of the subordination contemplated by this Section 1.8(b) from paying any Earn Out Consideration when due hereunder (the “Earn Out Date”), such Earn Out Consideration shall bear interest from the Earn Out Date at a rate per annum (on the basis of a 365-day year) equal to the prime rate, as set forth in the “Money Rates” section of The Wall Street Journal (the “Prime Rate”), on the Earn Out Date plus 100 basis points during the first three months following the Earn Out Date, and equal to the Prime Rate on the Earn Out Date plus 450 basis points thereafter.

(c) For a period of 45 days commencing on the date of delivery by Matria of the Earn Out Statement (the “Earn Out Objection Period”), the Company Agent shall have the right to review (and Matria shall during such period provide reasonable access during normal business hours to) all books, records and supporting work papers of Matria related to the calculation of the Estimated Earn Out Consideration. The Company Agent shall have the right during the Earn Out Objection Period to provide written notice to Matria of any objections to any item or calculation in the Earn Out Statement (the “Earn Out Objection Notice”). If the Company Agent (i) fails to timely deliver to Matria the Earn Out Objection Notice or (ii) informs Matria by written notice of its waiver of the Earn Out Objection Period and acceptance of the Earn Out Statement, then the Earn Out Statement, all amounts used in the calculation thereof and the Estimated Earn Out Consideration previously delivered to the Company Agent in connection therewith shall become final and binding on the parties and Matria shall pay the Estimated Earn Out Consideration set forth therein in accordance with Section 1.8(d). If the Company Agent shall timely deliver to Matria the Earn Out Objection Notice, then such dispute shall be resolved fully, finally and exclusively, substantially in accordance with the procedures set forth in Section 1.8(e);

(d) Promptly after the Earn Out Statement and the resulting Earn Out Consideration calculated with reference thereto become final and binding on the parties, the Estimated Earn Out Consideration shall be recalculated by giving effect to such final and binding amounts (as recalculated, the “Final Earn Out Consideration”). Matria shall, within 10 business days after the Earn Out Statement becomes final and binding, distribute the Final Earn Out Consideration to the Company Agent on behalf of, and for distribution to, the Holders in accordance with Section 1.5(i).

(e) If Matria and the Company Agent are unable to resolve a dispute within 30 days after the date of delivery of the Earn Out Objection Notice (which 30-day period may be extended by written agreement of the parties), such dispute shall be resolved fully, finally and exclusively through the use of PricewaterhouseCoopers (“PWC”) as an independent arbitrator, and the determination of PWC shall be final and binding on the parties. The PWC personnel performing such services shall be individuals who are independent of, and impartial with respect to, Matria, the Company, the Company Agent, their officers, directors, agents and employees, and the officers, directors, agents and employees of their respective Affiliates. If PWC shall not be willing to serve as an independent accounting firm for this purpose, then another independent accounting firm (the “Alternate Accounting Firm”) shall be selected to serve as such by mutual agreement of Matria and the Company Agent. If the Company Agent and Matria cannot mutually agree on the identity of the Alternate Accounting Firm, such dispute shall be resolved fully and finally in Atlanta, Georgia, by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The fees and expenses of PWC, the Alternate Accounting Firm or the arbitrator (the “Reviewing Party”) incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by the holders of Company Stock, Company Options and Company Warrants on the one hand and Matria on the other from the resolution of the dispute. For example, if the Company Agent challenges the calculation of the Earn Out Consideration by an amount of $100,000, but the Reviewing Party determines that the Company Agent has a valid claim for only $40,000, the holders of Company Stock, Company Options and Company Warrants shall bear 60% of the fees and expenses of the Reviewing Party and Matria shall bear the other 40% of such fees and expenses. Any arbitration proceeding shall be commenced within 60 days of the date of delivery of the Earn Out Objection Notice, or such period of time otherwise agreed to by the parties, and the parties shall submit to the Reviewing Party written submissions detailing the disputed items within 20 days after the commencement of such proceeding. The Reviewing Party shall determine (and written notice thereof shall be given to the Company Agent and Matria) as promptly as practicable, but in all events within 30 days of the date on which written submissions detailing the disputed items have been forwarded to it, (x) whether the audited financial statements delivered under Section 1.8(a)(i) and the Earn Out Statement were prepared in accordance with the terms of this Agreement, and (y) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) such audited financial statements and/or the Earn Out Consideration require adjustment. The Reviewing Party’s decision shall be based solely on the written submissions of the parties and any oral presentations requested or approved by the Reviewing Party. All negotiations pursuant to this Section 1.8(e) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations, submissions to the Reviewing Party, and arbitration proceedings under this Section 1.8(e) shall be treated as confidential information. The Reviewing Party shall be bound by a mutually agreeable confidentiality agreement. The procedures of this Section 1.8(e) are exclusive, and each party acknowledges that it is waiving its right to a court or jury trial with respect to any dispute arising under this Section 1.8(e). The decision rendered pursuant to this Section 1.8(e) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 1.8(e). The provisions of this Section 1.8(e) shall in all respects be governed by the Federal Arbitration Act.

1.9 Dissenting Shares and Appraisal Rights.

(a) Notwithstanding anything contained herein to the contrary, any Dissenting Stockholder who has not voted in favor of the Merger or otherwise consented thereto in writing and who has the right to demand, and properly demands, an appraisal of such holder’s shares of Company Stock in accordance with Section 262 of the DGCL or any successor provision (the “Dissenters’ Provisions”) (such shares being referred to herein as “Dissenting Shares”) shall not be entitled to receive any consideration pursuant to Sections 1.5, 1.6 and 1.8 hereof, unless and until such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal. With respect to any Dissenting Shares, the rights of a Dissenting Stockholder who complies with the provisions of Section 262 of the DGCL shall be limited exclusively to the appraisal rights provided under such Section 262. Dissenting Stockholders who fail to comply with the provisions of Section 262 of the DGCL shall have the rights set forth below in Section 1.9(b).

(b) If any holder of shares of Company Stock who demands payment of the fair value of its shares of Company Stock pursuant to the Dissenters’ Provisions shall effectively withdraw or lose (through failure to perfect or otherwise) its right to such payment at any time, such shares of Company Stock shall not thereafter be Dissenting Shares hereunder and the shares of Company Stock of such holder shall be converted into a right to receive, without any interest thereon, the consideration set forth herein in exchange for such shares of Company Stock.

(c) The Company shall give prompt notice to Matria of each demand received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments and documents received or delivered in connection therewith pursuant to the DGCL. Matria shall have the right to participate in negotiations and proceedings regarding each such demand. The Company shall not, except with the prior written consent of Matria, settle or make any payment regarding any such demand. The parties acknowledge, for purposes of this Section 1.9, the condition to the obligations of Matria and Merger Sub to consummate the transactions contemplated by this Agreement set forth in Section 6.3(f) of this Agreement, which may be waived by Matria in its sole discretion.

1.10 Closing Deliveries.

(a) By the Company and the Stockholders. At the Closing, the Company and the Stockholders shall deliver to Matria and Merger Sub the following:

(i)   a certificate, dated as of the Closing Date, signed by the chief executive officer of the Company, certifying that (A) all conditions specified in Sections 6.1(a) and 6.3 (other than subsection (g)) have been fulfilled; and (B) all authorizations, consents, approvals and waivers or other action required to be obtained or taken by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of all agreements and transactions contemplated by this Agreement have been obtained or taken;

(ii)   a certificate, dated as of the Closing Date, signed by the Stockholders, certifying that all conditions specified in Section 6.3 (other than subsection (g)) have been fulfilled;

(iii)   an opinion of Balestri & Associates, counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to Matria and its counsel;

(iv)   a copy of the text of all resolutions adopted by the board of directors (and any committee thereof) and stockholders of the Company with respect to the execution, delivery and performance of this Agreement and the Merger, along with a certificate executed by the Secretary of the Company certifying (i) that such copy is a true, correct and complete copy of such resolutions, and (ii) that such resolutions were duly adopted and have not been amended or rescinded, and constitute all corporate action on the part of the Company’s board of directors and stockholders required to authorize the execution and delivery of this Agreement by the Company and the consummation of the Merger;

(v)   non-competition agreements, executed by each of David Michel, Deborah Michel, Scott Thompson, Lee Dukes, John Kelly and Rob Matthews

(collectively, the “Key Employees”), substantially in the form of Exhibit B attached hereto (the “Non-Competition Agreements”);

(vi)   all other documents, instruments, certificates and opinions required to be delivered by the Company or the Stockholders pursuant to this Agreement.

(b) By Matria. At the Closing, Matria shall deliver or cause to be delivered to the Company the following:

(i) a certificate executed by the chief executive officer of Matria, dated as of the Closing Date, certifying that (A) all conditions specified in Section 6.2 have been fulfilled; and (B) all authorizations, consents, approvals and waivers or other action required to be obtained or taken by Matria in connection with the execution, delivery and performance of this Agreement and the consummation of all agreements and transactions contemplated by this Agreement have been obtained or taken;

(ii) a copy of the text of all resolutions adopted by the board of directors (and any committee thereof) of Matria and of Merger Sub with respect to the execution, delivery and performance of this Agreement and the Merger, along with a certificate executed by the Secretary of the Company and of Merger Sub certifying (i) that such copy is a true, correct and complete copy of such resolutions, and (ii) that such resolutions were duly adopted and have not been amended or rescinded, and constitute all corporate action on the part of Matria and Merger Sub’s board of directors required to authorize the execution and delivery of this Agreement by Matria and Merger Sub and the consummation of the Merger; and

(iii) all other documents, instruments, and certificates required to be delivered by Matria pursuant to this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE INSIDE STOCKHOLDERS

As an inducement to Matria and Merger Sub to enter into this Agreement and to consummate the transactions contemplated herein, the Company and each of the Inside Stockholders hereby represent and warrant to Matria and Merger Sub, as of the Agreement Date and as of the Closing Date, as follows:

2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, operate and lease its assets and properties and to conduct the Business as currently conducted. Each Subsidiary is duly organized, validly existing and in good standing in the state of its organization, which is set forth on Schedule 2.1, with full power and authority to own, operate and lease its assets and properties and to conduct the Business as currently conducted. Each of the Company and each Subsidiary is qualified as a foreign corporation or partnership in the jurisdictions set forth on Schedule 2.1 and neither the Company nor any Subsidiary is required to qualify to do business in any other jurisdiction except to the extent any failures to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

2.2 Subsidiaries. Schedule 2.2 sets forth a true, complete and correct list of all direct or indirect subsidiaries of the Company (the “Subsidiaries”), and the Company has no direct or indirect subsidiaries and owns no shares of capital stock of any corporation or any interest in the ownership or management of any other entity except in those corporations and entities listed on Schedule 2.2. The Company owns of record and beneficially 100% of the outstanding capital stock of WinningHabits GP, Inc. and WinningHabits LP, Inc. WinningHabits GP, Inc. and WinningHabits LP, Inc. collectively own 100% of the outstanding partnership interests in WinningHabits.com, Ltd. All of the outstanding capital stock and partnership interests, as applicable, of the Subsidiaries are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. There are no options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Subsidiary is a party or by which it is bound obligating any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of any Subsidiary or obligating any Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement.

2.3 Title to Company Stock. To the Knowledge of the Company and of the Inside Stockholders, each holder of Company Stock is the sole record and beneficial owner of the number of shares of Company Stock set forth in Schedule 2.4, and each such holder holds title to all such shares free and clear of all liens, pledges, hypothecations, charges, encumbrances, security interests, claims and restrictions (collectively, “Liens”).
2.4 Company Capital Structure. The authorized capital stock of the Company consists of (a) 80,000,000 shares of common stock, $0.001 par value, of which (i) 76,379,600 shares have been designated Class A Common Stock and 9,142,125 shares are issued and outstanding, and (ii) 3,620,400 shares have been designated Class B Common Stock, and 3,620,400 shares are issued and outstanding, and (b) 20,000,000 shares of preferred stock, $0.001 par value, of which (i) 4,759,476 shares have been designated Series A Preferred Stock and 4,759,476 shares are issued and outstanding, and (ii) 9,016,565 shares have been designated Series B Preferred Stock and 9,016,565 shares are issued and outstanding. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. The outstanding shares of Company Class B Common Stock are convertible into 3,620,400 shares of Company Class A Common Stock. The outstanding shares of Company Series A Preferred Stock are convertible into 4,759,476 shares of Company Class A Common Stock. The outstanding shares of Company Series B Preferred Stock are convertible into 9,016,565 shares of Company Class A Common Stock. The Company has reserved an aggregate of 17,396,441 shares of Company Class A Common Stock for issuance upon conversion of the Company Class B Common Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock. The Company has reserved an aggregate of 3,569,730 shares of Company Class A Common Stock, net of exercises, for issuance pursuant to the Company Stock Option Plan, under which Company Options are outstanding for an aggregate of 3,489,500 shares (which includes options to purchase 423,100 shares for which the exercise price is significantly “out-of-the-money”) and under which 80,230 shares are available for grant. The Company has reserved a total of 2,944,373 shares of Company Class A Common Stock for issuance upon exercise of the Company Warrants. All shares of Company Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

Schedule  2.4 lists each outstanding option and warrant to acquire shares of Company Stock and the vesting status thereof, the name of the holder of such option or warrant, the number of shares subject to such option or warrant and the exercise price of such option or warrant.

2.5 Obligations With Respect to Capital Stock.. Except as set forth in Section 2.4, there are no equity securities or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such shares of capital stock, equity securities or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.4, there are no options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except as set forth in Schedule 2.5, there are no registration rights and, to the Knowledge of the Company and the Stockholders, there are no voting trusts or agreements, proxies or other agreements or understandings with respect to any equity security of any class of the Company.

2.6 Authority.

(a) The Company and each of the Stockholders have all requisite power, right and authority to enter into this Agreement and the documents, instruments and agreements executed in connection herewith (the “Collateral Agreements”) and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the Merger by the stockholders of the Company and the filing and recordation of the Certificate of Merger pursuant to the DGCL. The votes of the holders of at least a majority of the outstanding shares of Company Stock, voting together as a single voting group on an as-converted basis, are the only votes required for the Company’s stockholders to approve and adopt this Agreement and the Merger. This Agreement and the Collateral Agreements have been duly executed and delivered by the Company and each of the Stockholders, as applicable, and, assuming the due authorization, execution and delivery by Matria and Merger Sub, constitute the valid and binding obligation of the Company and the Stockholders, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Collateral Agreements by the Company and the Stockholders do not, and the performance of this Agreement and the Collateral Agreements by the Company and each of the Stockholders will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, or the equivalent organizational documents of any of the Subsidiaries, or any law, rule, regulation, order, judgment or decree applicable to the Company, any Subsidiary or any Stockholder or by which its or any of their respective properties is bound or affected (“Legal Requirement”) or (ii) except as set forth on Schedule 2.33, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets or properties are bound or affected.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) is required by or with respect to the Company or any Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby.

2.7 Corporate Records. The copies or originals of the books and records of the Company and the Subsidiaries previously delivered to Matria are true, complete and correct in all material respects. The Company and the Subsidiaries have, in accordance with good business practices, maintained substantially complete and accurate books and records, including financial records, which fairly represent their respective financial condition and constitute substantially correct records of all of their respective material proceedings. All minute books of the Company and the Subsidiaries have been provided to Matria and in all material respects contain complete and accurate records of all resolutions adopted and other actions taken by the Boards of Directors, all committees of the Boards of Directors and the stockholders of the Company and the Subsidiaries from the respective dates of formation to the date of this Agreement.

2.8 Financial Statements. Schedule 2.8 contains true, correct and complete copies of (a) the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2003 and December 31, 2004, including balance sheets, statements of income and retained earnings, statements of stockholders’ or partners’ equity, statements of cash flows and related notes (all of the foregoing described financial statements being herein collectively referred to as the “Audited Financial Statements”), (b) the unaudited consolidated balance sheet of the Company as of July 31, 2005 (the “Unaudited Balance Sheet”), and (c) the unaudited consolidated statements of income and cash flows of the Company for the seven months ended July 31, 2005 (together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”)(the Audited Financial Statements and the Unaudited Financial Statements are collectively referred to herein as the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP, consistently applied as of the dates and during the periods covered thereby (except for the absence of footnotes to the Unaudited Financial Statements), (ii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as of the dates and for the periods specified therein, (iii) subject to any adjustments required by GAAP, have been derived from and are in agreement with the books and accounting records of the Company and represent only actual, bona fide transactions, and (iv) contain and reflect adequate reserves, in accordance with GAAP, for all reasonably anticipated losses, costs and expenses.

2.9 Officers and Directors. Schedule 2.9 contains a complete and correct list of the names of all officers and directors of the Company and the Subsidiaries.
2.10 No Undisclosed Liabilities; Trade Payables. Except (a) to the extent set forth or provided for in the Financial Statements or the notes thereto or (b) as set forth on Schedule 2.10, neither the Company nor any Subsidiary has (i) any indebtedness for borrowed money or capital lease obligations or (ii) other liabilities or obligations, whether accrued, absolute, contingent or otherwise (including, without limitation, unasserted claims) other than such incurred in the Ordinary Course (none of which individually or in the aggregate has had or will have a Material Adverse Effect).

2.11 Absence of Certain Changes. Since December 31, 2004, except as disclosed in Schedule 2.11, neither the Company nor any Subsidiary has:

(a)  incurred any material debts or liabilities (absolute, accrued, contingent or otherwise), other than liabilities as set forth in the Unaudited Balance Sheet and current liabilities incurred in the ordinary course of the Business, consistent with past practices (“Ordinary Course”) (none of which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect);

(b)  been subjected to or permitted a Lien upon any of the assets or properties of the Company or any Subsidiary, except any Lien for taxes not yet due;

(c)  sold, transferred, licensed or leased any of its rights, assets or properties other than in the Ordinary Course;

(d)  discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet dated December 31, 2004 (the “2004 Balance Sheet”) and current liabilities incurred prior to the Closing Date, in each case in the Ordinary Course;

(e)  canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course;

(f)  entered into any transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course;

(g)  made or suffered any change in its condition (financial or otherwise), properties, profitability, prospects or operations, which (individually or in the aggregate) has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of the Business (“Material Adverse Effect”);

(h)  made any change in the accounting methods, principles or practices followed by it;

(i)  made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party;

(j)  paid, or agreed to pay, any increase in compensation payable or to become payable (including any bonus or commission formula) of any kind to any officer or director or, other than in the Ordinary Course, to any other employee or independent contractor;

(k)  changed or suffered any material change in any Benefit Plan or labor agreement affecting any employee of the Company or any Subsidiary otherwise than to conform to Legal Requirements;

(l)  purchased or otherwise acquired all or substantially all of the business or assets of any other Person;

(m)  entered into any transaction with any holders of Company Stock;

(n)  failed to pay or perform any of its material obligations when and to the extent due;

(o)  received notice (written or oral) from any Customer listed in Schedule 2.28 of such Person’s intent to cease doing business with the Company or any Subsidiary or to substantially decrease the level of its business with the Company or any Subsidiary;

(p)  changed the compensation with respect to any class of employees;

(q)  entered into any employment agreements or other agreement to retain employees or independent contractors;

(r)  received notice from any key employee or independent contractor of any resignation or termination of their employment or engagement, as the case may be;

(s)  entered into any collective bargaining agreements;

(t)  failed to renew any insurance policies material to its business;

(u)  received any notice from any Customer denying payment of any invoice or claim submitted by the Company or any Subsidiary for reason of non-compliance with any Legal Requirement or any policy or procedure of such Customer;

(v)  suffered any loss or suspension or received notice of any adverse action, decision or finding with respect to the Permits;

(w)  taken any action (covertly or overtly) which would be reasonably expected to cause the termination of any Customer contract;

(x)  entered into any agreement or otherwise obligated itself to do any of the foregoing;

(y)  declared, set aside or paid any distribution (whether in cash or property) to the holders of Company Stock; and

(z)  changed or amended the organizational documents of the Company or any Subsidiary.

2.12 Property; Encumbrances. Schedule 2.12 contains a list of all real property leased by the Company or any Subsidiary (the “Real Property”). Neither the Company nor any Subsidiary owns any Real Property. Schedule 2.12 contains a list of all tangible personal property owned by the Company or any Subsidiary or held by the Company or any Subsidiary for use in the Business pursuant to leases or licenses. The leases and licenses listed on Schedule 2.12 are in full force and effect without any default, waiver or indulgence thereunder by the Company or any Subsidiary or by any other party thereto. True and complete copies of all leases and licenses listed on Schedule 2.12 have been provided to Matria.

2.13 Personal Property. The Company and the Subsidiaries, as applicable, have or had good and marketable title to all tangible personal property and assets reflected on the 2004 Balance Sheet or acquired since the date thereof, including properties and assets sold or otherwise disposed of in the Ordinary Course, free and clear of all Liens, and such property and assets (together with the Leased Assets, Real Property, Proprietary Information, Intellectual Property Rights, Permits and Contracts as each is herein defined) constitute and include all of the property and assets related to, required, used or useful in the conduct of the Business as now conducted or proposed to be conducted. As of the Agreement Date, the Company or one or more of the Subsidiaries has, and as of the Closing, Surviving Corporation will have, the right to use all of the leased items of tangible personal property and assets used in connection with the operation of the Business (collectively, the “Leased Assets”) pursuant to valid and applicable lease agreements. Since December 31, 2004 there has been no destruction or loss of or to any of the tangible personal property of the Company or any Subsidiary, whether or not covered by insurance, or any deterioration in the condition thereof. All of the tangible personal property and assets of the Company and each Subsidiary are in good operating condition and repair, subject to ordinary wear and tear.

2.14 Condition of Real Property. The Real Property is supplied with utilities and other services necessary for the operation of the Company and the Subsidiaries. No condemnation proceeding is pending or, to the Knowledge of the Company and the Stockholders, threatened, which would impair the occupancy, use or value of any of the Real Property. The Company and the Subsidiaries have the exclusive right to use and occupy the Real Property pursuant to the terms of the real property leases listed on Schedule 2.12.

2.15 Subleases. Neither the Company nor any Subsidiary has subleased, assigned or transferred any of the Company’s or the Subsidiary’s rights with respect to the Real Property, nor has the Company or any Subsidiary entered into any agreement to do so.

2.16 Licenses; Intellectual Property.

(a) Schedule 2.16 lists (i) all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, software, service mark registrations and service mark applications, trade names, Internet domain name registrations, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works) (all such listed categories of intellectual property, together with uniform resource locators, trade dress, logos, slogans, tag lines, technology, software, trade secrets, know-how, technical documentation, specifications, designs and other intellectual property and proprietary rights, collectively referred to as, the “Intellectual Property Rights”) owned or developed by or licensed to the Company or any Subsidiary or used in, developed for use in, or necessary to the conduct of the business of the Company or any Subsidiary as now conducted or planned to be conducted, and (ii) all license agreements pursuant to which any such Intellectual Property Right has been licensed to or from third parties, including the name of the licensee or licensor, as the case may be, and the date of each such agreement.

(b) The Company and the Subsidiaries own, free and clear of all Liens (and without restriction as to use or disclosure), all right, title and interest to, or has the right to use pursuant to a valid, enforceable written license (as disclosed in Schedule 2.16), all Intellectual Property Rights set forth in Schedule 2.16, developed or created by the Company or any Subsidiary, or necessary for the operation of the business of the Company and the Subsidiaries as presently conducted or proposed to be conducted. The Company and the Subsidiaries have taken all reasonably necessary action to protect the secrecy, confidentiality and value of and its rights in and to such Intellectual Property Rights.

(c) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of Intellectual Property Rights on behalf of the Company or any Subsidiary, and all officers and technical employees of the Company or any Subsidiary, either (i) have been a party to “work-for-hire” arrangements or agreements in accordance with applicable national and state law that has accorded full, effective, exclusive and original ownership of all tangible and intangible property thereby arising to the Company or any Subsidiary, or (ii) have executed appropriate instruments of assignment in favor of the Company or any Subsidiary, as assignee, that have conveyed to the Company or any Subsidiary, effective and exclusive ownership of all tangible and intangible property arising thereby.

(d) Neither the development, maintenance, operation or use of any of the Intellectual Property Rights of the Company or any Subsidiary nor the conduct of their business has infringed, misappropriated or conflicted with or infringes, misappropriates or conflicts with any Intellectual Property Right of any third party, nor would any future conduct with respect to the Intellectual Property Right or business of the Company and the Subsidiaries as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of any third party. Except as set forth on Schedule 2.16, to the Knowledge of the Company and the Stockholders, the Intellectual Property Rights listed in Schedule 2.16 have not been infringed, misappropriated or conflicted by any third party. No claim by any third party contesting the validity of any such Intellectual Property Right has been made, is currently outstanding or, to the Knowledge of the Company and the Stockholders, is threatened. The Company and the Subsidiaries have not (i) received any notice of any infringement, misappropriation or violation by the Company or any Subsidiary of any Intellectual Property Right listed in Schedule 2.16 by any third party or (ii) infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

(e) Except as set forth in Schedule 2.16: (i) the Company or the Subsidiaries are the exclusive owner of all data, data lists, information, systems, documentation, processes, and other items compiled, processed, created or developed through any function performed by any program or system administered by the Company or any Subsidiary (collectively, the “Proprietary Information”); (ii) the Company or the Subsidiaries have the exclusive right to use and protect all such Proprietary Information, and no third party has any rights in or has filed any copyright registration with respect to the Proprietary Information; (iii) neither the Company nor any Subsidiary has violated or infringed any patent, copyright, trademark, service mark or other intellectual property rights of any other person or entity in or to the Proprietary Information, and there are no claims pending or, to the Knowledge of the Company or the Stockholders, threatened against the Company or any Subsidiary asserting that the use of any Proprietary Information by the Company or any Subsidiary infringes the rights of any other person or entity; (iv) neither the Company nor any Subsidiary has made or asserted any claim of violation or infringement of any Proprietary Information against any other person or entity, and none of the Company or any Stockholder has Knowledge of any such violation or infringement; (v) neither the Company nor any Subsidiary has granted any outstanding licenses or other rights to any such Proprietary Information, to any other person or entity, and the Company and the Subsidiaries have maintained and caused all of their employees, agents and independent contractors to maintain the confidentiality of such Proprietary Information.

2.17 Insurance. Schedule 2.17 contains a true and complete list (including the name of the insurer, policy number, coverage amount, deductible amount, premium amount and expiration date) of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Company’s and/or any Subsidiary’s business, operations, premises, properties, assets, employees, agents and directors. Schedule 2.17 also contains a complete list of (i) all pending claims under any such policies or bonds; (ii) all claims made within the last three (3) years under any such policies or bonds; and (iii) any denial of coverage or reservation of rights to contest any such claim asserted by any insurer. The insurance policies, bonds and arrangements described on Schedule 2.17 (the “Policies”) are in full force and effect. No facts or circumstances exist that would cause the Company or any Subsidiary to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or any Subsidiary. Neither the Company nor any Subsidiary is in breach of or in default under any of the Policies or has received any written notice of pending or threatened cancellation of any Policy, and, to the Knowledge of the Company and the Stockholders, no claim or coverage under any Policy is currently being disputed.

2.18 Receivables.

(a) Schedule 2.18 contains a correct and complete list of all notes receivable, accounts receivable and other obligations due and payable to the Company or any Subsidiary as of the date of the Unaudited Balance Sheet and all such notes receivable, accounts receivable, and other obligations due and payable to the Company or any Subsidiary are reflected in the Unaudited Balance Sheet. Except to the extent such receivables or other obligations have been paid in the Ordinary Course since the date of the Unaudited Balance Sheet, all notes receivable, accounts receivable and other obligations and receivables shown on the Unaudited Balance Sheet or arising between the date of the Unaudited Balance Sheet and the Closing Date (collectively, the “Receivables”) (i) represent and constitute genuine, legal, valid and collectible obligations of and bona fide claims against the respective makers thereof or debtors thereon for sales made, services performed or other charges arising on or before the Agreement Date, and all of the goods delivered or services performed complied in all material respects with the applicable orders, contracts or client requirements therefor, and (ii) will be collected in an amount not less than the aggregate amount thereof reflected on the Unaudited Balance Sheet (net of allowances and reserves reflected on the Unaudited Balance Sheet calculated in accordance with GAAP consistently applied). None of such Receivables is subject to any defenses, counterclaims or rights of off-set.

(b) Except as set forth on Schedule 2.18, neither the Company nor any Subsidiary has written off any Receivables since July 31, 2005, except nonmaterial write-offs in the Ordinary Course. All receivables are evidenced by written agreements, invoices or other instruments, true and correct copies of which, upon request, will be made available to Matria for examination prior to the Closing. The reserves relating to all Receivables set forth on the Unaudited Balance Sheet and the Closing Balance Sheet are (or will be) adequate, as of the respective dates thereof, to cover all uncollectible amounts in respect of such Receivables. Except as set forth in Schedule 2.10, none of the Receivables is the subject of a pledge or assignment to secure debt, is subject to any Lien, or has been placed for collection with any attorney or collection agency or similar individual or firm.

2.19 Judgments; Litigation. Except as set forth on Schedule 2.19, there is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity against the Company or any Subsidiary or their respective assets and properties or the Business, (b) action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative (“Action”), by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to the Knowledge of the Company and the Stockholders, threatened, against the Company or any Subsidiary or their respective assets and properties, or (c) fact or circumstance which the Company has recognized as reasonably likely to lead to the instigation of any Action.

2.20 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, fees, impositions and liabilities relating to taxes (whether disputed or not), including, but not limited to, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts including any liabilities arising as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law) and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and the Subsidiaries have timely filed (subject to such extensions as may be provided by the Code) all federal, state, local and foreign returns, estimates, information returns or statements and reports (“Returns”) relating to Taxes, including any schedule or attachment, required to be filed by the Company and the Subsidiaries with any Tax authority, except such Returns which are not material to the Company or the Subsidiaries. All such Returns were correct and complete in all material respects and have been completed in accordance with applicable law. The Company and the Subsidiaries have paid all Taxes shown to be due on such Returns.

(ii) The Company and the Subsidiaries, as of the Effective Time, will have withheld with respect to their employees all applicable Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to the Company or the Subsidiaries.

(iii) Neither the Company nor any Subsidiary has any material Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any Subsidiary by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company or any Subsidiary has been proposed in writing formally or informally by any Tax authority to the Company or any representative thereof.

(vi) Neither the Company nor any Subsidiary has any liability for any material unpaid Taxes which has not been accrued for or reserved on the books of the Company or the Subsidiaries in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

(vii) Except as set forth in Schedule 2.20, there is no contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 162(m), 280G or 404 of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(viii) Except as set forth in Schedule 2.20, neither the Company nor any Subsidiary (A) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (B) is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (C) is not liable for the Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and (D) is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

(ix) None of the Company’s or any Subsidiary’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(x) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xi) The Company and the Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of:

(A) a change to method of accounting for a taxable period ending on or prior to the Effective Time;

(B) a "closing agreement" as described in Section 7121of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time;

(C) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(D) an installment sale or open transaction disposition made on or prior to the Effective Time; or

(E) a prepaid amount received on or after the Effective Time.

(xii) The Company and the Subsidiaries have not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiii) The Company and the Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

2.21 Permits and Compliance with Laws.

(a) The Company, the Subsidiaries and their employees have obtained and maintain all permits, licenses, certifications, franchises and authorizations from Governmental Entities or other parties necessary or required to conduct the Company’s and the Subsidiaries’ business in the manner in which such business has been and is being conducted (collectively, “Permits”), which Permits are set forth in Schedule 2.21.

(b) On the Closing Date, all Permits shall be in full force and effect. There has been no default on the part of the Company or any Subsidiary with respect to, and no event has occurred which, with the giving of notice or the lapse of time, or both, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, would constitute a breach of, any condition to the issuance, maintenance, renewal and/or continuance of, any Permit or result in any other impairment of the rights of the holder thereof. Neither the Company nor the Subsidiaries have made an assignment of any Permits to any third party, and the Permits are free and clear of all Liens.

(c) The Company and the Subsidiaries have at all times and in all material respects complied and are in compliance with all federal, foreign, state and local laws, rules, regulations and ordinances. No present or past violation of any such law, rule, regulation or ordinance, whether known or unknown, has occurred which could or would materially impair the value of the Company, the Subsidiaries or the Business or the right or ability of the Company, the Subsidiaries or their successors, affiliates, officers, directors, employees or agents to conduct their respective activities.

2.22 Environmental. The Company and the Subsidiaries are in compliance in all material respects with, and neither the Company nor a Subsidiary has any liability under any Legal Requirement relating to the release, storage, generation, use, manufacture, treatment, deposit or disposal of any hazardous or toxic substance, material or waste (“Environmental Laws”). There are no consent decrees, consent orders, judgments, judicial administrative orders, or Liens against the Company and the Subsidiaries relating to Environmental Laws which regulate, obligate or bind the Company or any of the Subsidiaries. There are no existing or pending or, to the Knowledge of the Company or the Stockholders, threatened claims, suits, orders, actions, law suits, legal proceedings or other proceedings based on, and neither the Company nor any Subsidiary, nor any officer or director of the Company or any Subsidiary has directly or indirectly received any formal or informal notice of any claims relating to Environmental Laws against the Company or any of the Subsidiaries or any Person or entity whose liability for any claims the Company or any of the Subsidiaries has assumed or retained either contractually or by operation of law arising under Environmental Laws. There has been no storage or release by the Company or any of the Subsidiaries of any hazardous or toxic substance material or waste in violation of Environmental Laws at any of the facilities owned, operated or leased by the Company or any of the Subsidiaries, nor any property formerly owned, operated or leased by the Company or any of the Subsidiaries during the period of such ownership, operation or tenancy.

2.23 Powers of Attorney. Schedule 2.23 contains a complete and accurate list setting forth the names and addresses of all persons holding a power of attorney on behalf of the Company or any Subsidiary.

2.24 Contracts.

(a) Schedule 2.24 includes a true, correct and complete list of all contracts, agreements, arrangements or understandings, written or oral, to which the Company or any Subsidiary is a party or by which it is bound (collectively, the “Contracts”), including, without limitation, any of the following contracts, agreements, arrangements or understandings:

(i) any agreement (or group of related agreements) for the lease of real property or personal property by the Company or any Subsidiary to or from any Person;

(ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration or performance having a value in excess of $20,000 in the aggregate;

(iii) any partnership, joint venture, operating or similar agreement;

(iv) any agreement or indenture relating to the borrowing of money or placing a Lien on any of the assets of the Company or any Subsidiary;

(v) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed any indebtedness or any capitalized lease obligation or under which a Lien has been imposed on any of the assets of the Company or any Subsidiary;

(vi) any agreement, written or oral, for the employment of any individual on a full-time, part-time, consulting or other basis, including any indemnification, severance or termination agreements, or for the payment of commissions, bonuses or any compensation for any individual;

(vii) any agreement under which the Company or any Subsidiary has advanced or loaned any amount of money to any stockholder or any director, officer or employee of the Company or any Subsidiary;

(viii) any agreement for the license or sublicense of any asset, including any Intellectual Property Rights, of the Company or any Subsidiary;

(ix) any agreement (or group of related agreements) that is not cancelable by the Company or any Subsidiary on notice of not longer than 30 days without liability, penalty or premium of any kind, except liability that arises as a matter of law upon termination of employment, or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

(x) any agreement (or group of related agreements) under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(xi) [reserved];

(xii) all confidentiality agreements which could reasonably be expected to result in a restriction on the operation of the business of the Company or any Subsidiary;

(xiii) any agreement relating to the voting of shares of the capital stock of the Company;

(xiv) any agreement which prohibits the Company or any Subsidiary from freely engaging in any business, or which prohibits the Company or any Subsidiary from soliciting customers or any other business, anywhere in the world;

(xv) any agreement which requires payment by the Company or any Subsidiary of more than $50,000 annually; and

(xvi) any other agreement that is material to the Business or the Company or any Subsidiary’s operations or prospects.

(b) Except as set forth in Schedule 2.24:

(i) Each Contract is in full force and effect and constitutes a binding obligation of all parties thereto, enforceable against the other party or parties to such Contracts in accordance with its terms; no such Contract has been canceled or otherwise terminated, and to the Knowledge of the Company and the Stockholders, no such cancellation or termination has been threatened; and

(ii) The Company and the Subsidiaries have performed all obligations required to be performed by each under the Contracts; there are no existing breaches, defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults under any of the Contracts, and the Company and the Subsidiaries have not received notice of any such breach or default.

2.25 Employees.

(a) Schedule 2.25 sets forth a true, correct and complete listing of all employees of the Company and the Subsidiaries, including each applicable name and job title or function, as well as a true, correct and complete listing of the current salary or wage, incentive pay and bonuses, accrued vacation, and the current status (as to leave or disability pay status, leave eligibility status, full time or part time, exempt or nonexempt, temporary or permanent status) of such employees. Except as set forth in Schedule 2.25, the Company and the Subsidiaries have not paid or promised to pay any bonuses or incentive pay to such employees.

(b) To the Knowledge of the Company and the Stockholders, no officer or employee of the Company, any Subsidiary or group thereof, has any plans to terminate his or her or employment, or would refuse to continue his or her employment following the Closing.

(c) Except as set forth in Schedule 2.25, there are no claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes, governmental investigations or administrative proceedings of any kind pending or, to the Company’s or the Stockholders’ Knowledge, threatened against or relating to the Company or any Subsidiary, its employees or employment practices, or operations as they pertain to conditions of employment, nor is the Company or any Subsidiary subject to any order, judgment, decree, award or administrative ruling arising from any such matter.

(d) Neither the Company nor any Subsidiary is a party to any labor, union or collective bargaining agreement or other similar agreement and no union or labor organization has been certified or recognized as the representative of any employees of the Company or any Subsidiary, or to the Knowledge of the Company and the Stockholders, is seeking such certification or recognition or is attempting to organize any of the employees of the Company or any Subsidiary. There are currently no strikes, concerted slowdowns, concerted work stoppages, lockouts or, to the Knowledge of the Company or the Stockholders, any threats thereof, existing by or with respect to any employees of the Company or any Subsidiary.

(e) There are no workers’ compensation claims pending or, to the Knowledge of the Company and the Stockholders, threatened against the Company or any Subsidiary except to the extent any such claim or claims are covered by workers’ compensation insurance.

2.26 Independent Contractors. Schedule 2.26 contains a true, correct and complete list of the names and compensation arrangements of each independent contractor performing services for the Company and the Subsidiaries. No such independent contractor has informed the Company or any Subsidiary (nor does the Company or any Stockholder have Knowledge) that any such independent contractor does not intend to continue to provide such services after the Agreement Date or will voluntarily terminate his or her applicable engagement or contract as a result of the transactions contemplated hereby. Schedule 2.26 sets forth a true, correct and complete list of all written and oral agreements currently in effect with any such independent contractors.

2.27 Employee Benefits.

(a) Schedule 2.27 lists all “pension plans” (as such term is defined in Section 3 of ERISA), “welfare benefit plans” (as such term is defined in Section 3 of ERISA), bonus, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements to which the Company is a party or which are maintained, contributed to or sponsored by the Company or any Affiliates for the benefit of any current or former employee, officer or director of the Company or any Affiliate (as defined in subsection (f) for purposes of this Section 2.27) of the Company (all such plans are sometimes referred to herein collectively as the “Plans” and individually as a “Plan”).

(b) True and complete copies of all the Plans and Plan trusts, Summary Plan Descriptions, Actuarial Reports (if any) and Annual Reports on Form 5500 for the most recent three years with respect to the Plans, Internal Revenue Service determination letters, audit reports (if any) and any other related documents have been provided to Matria.

(c) With respect to each Plan, (i) no litigation or administrative or other investigation or proceeding is pending or threatened; and (ii) the Plan has been administered in compliance with, and has been restated or amended so as to comply with, all applicable requirements of law including all applicable requirements of ERISA, the Code and regulations promulgated thereunder by the Internal Revenue Service and the United States Department of Labor, as well as the terms of such Plan. No Plan nor any trustee, administrator or fiduciary thereof has at any time been involved in any transaction relating to such Plan which was or is a breach of fiduciary duty under ERISA or a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(d) No Plan which is subject to Title IV of ERISA or Section 412 of the Code, and no “multiemployer plan” (as defined by ERISA), has been maintained, contributed to or sponsored by or on behalf of the Company or any of its Affiliates. As of the Agreement Date, no contribution to any profit sharing plan maintained by the Company or its Affiliates has been authorized which has not been fully paid, and neither the Company nor any of its Affiliates is subject to any liability or penalty under Sections 4971-4980F of the Code or Title I of ERISA.

(e) Except for obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company has no obligation to provide, or liability for, health care, life insurance or other benefits after termination of employment for former or present employees. The Company has cured any known violations or deficiencies under applicable statutes, orders and regulations relating to the Plans or their administration thereof and provided adequate reserves, or insurance or qualified trust funds, for all claims incurred through the Agreement Date with respect to participants who are current or former employees of the Company, and their respective beneficiaries.

(f) No fact or circumstance exists which could constitute grounds in the future for the Pension Benefit Guaranty Corporation (“PBGC”) (or any successor to the PBGC) to take any action whatsoever under Section 4042 of ERISA in connection with any plan which the Company or an Affiliate of the Company maintains within the meaning of Section 4062 or 4064 of ERISA, and, in either case, the PBGC has not previously taken any such action which has resulted in, or reasonably might result in, any liability of the Company to the PBGC. The term “Affiliate” for purposes of this Section 2.27 means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414 of the Code of which the Company is also a member, including any Subsidiary.

(g) Except as set forth in Schedule 2.27, neither the execution and delivery of this Agreement or the Collateral Agreements nor the consummation of any of the transactions contemplated hereby will (i) give rise to the payment of any amount which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) under any contract, agreement, or other arrangement of the Company; (ii) increase any of the benefits payable under the Plans or (ii) result in the acceleration of the time of payment for or the vesting of any such benefits.

2.28 Customers and Suppliers.

(a) Schedule 2.28(a) contains a true and complete list of the names and addresses of the Company’s and the Subsidiaries’ twenty-five (25) largest customers (“Customers”) during each of calendar years 2003 and 2004 and year-to-date 2005. Except as set forth on Schedule 2.28(a), in the last twelve (12) months, no such Customer (i) has cancelled, suspended or otherwise terminated its relationship with the Company or any Subsidiary, (ii) has advised the Company or any Subsidiary of its intention to cancel, suspend or otherwise terminate its relationship with the Company or any Subsidiary, or to materially and adversely change the terms upon which it pays for goods or services from the Company or any Subsidiary, or (iii) could reasonably be expected to cancel, suspend or terminate its relationship with the Company or any Subsidiary, to suspend or terminate its reimbursement to the Company or any Subsidiary or to materially and adversely change the terms upon which it pays for goods or services from the Company or any Subsidiary as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Subject to the receipt of all applicable consents, approvals and authorizations described in Schedule 2.33, except as described on Schedule 2.28(a), the Company and the Subsidiaries have maintained and continue to maintain good relationships with their Customers and neither the Company nor any Subsidiary is aware of any reason that such relationships will suffer any material adverse changes in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement or the Collateral Agreements, provided the Business of the Company and the Subsidiaries continues to be conducted in substantially the same manner as heretofore.

(b) Schedule 2.28(b) contains a true and complete list of the ten (10) largest suppliers of the Company and the Subsidiaries as measured by the Company’s and the Subsidiaries’ purchases of goods or services during each of calendar years 2003 and 2004 and year-to-date 2005. Except as set forth on Schedule 2.28(b), no such supplier (i) has cancelled, suspended or otherwise terminated its relationship with the Company or any Subsidiary, (ii) has advised the Company or any Subsidiary of its intention to cancel, suspend or otherwise terminate its relationship with the Company or any Subsidiary, to increase its pricing to the Company or any Subsidiary, to curtail its accommodations, sales or services to the Company or any Subsidiary or to materially and adversely change the terms upon which it sells products to the Company or any Subsidiary, or (iii) subject to the receipt of all applicable consents, approvals and authorizations described in Schedule 2.33, could reasonably be expected to cancel, suspend or terminate its relationship with the Company or any Subsidiary, to increase its pricing, to curtail its accommodations, sales or services to the Company or any Subsidiary or to materially and adversely change the terms upon which it sells its products to the Company or any Subsidiary as a result of the consummation of the transactions contemplated by this Agreement or otherwise. To the Company’s or the Stockholders’ Knowledge, there are no current threatened or reasonably anticipated restrictions on the supply of goods and services to the Company or any Subsidiary. The Company and the Subsidiaries have maintained and continue to maintain good relationships with their suppliers and neither the Company nor any Stockholder has any Knowledge that any supplier intends to materially adversely change its relationship with the Company or any Subsidiary in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement, provided the Business of the Company continues to be conducted in substantially the same manner as heretofore, and subject to the receipt of all applicable consents, approvals and authorizations described in Schedule 2.33.

2.29 Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.29, no broker, finder or similar agent has been employed by or on behalf of the Company or any Subsidiary of the Company in connection with this Agreement or the transactions contemplated hereby, and neither the Company nor any Subsidiary of the Company has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

2.30 Board Approval. The Board of Directors of the Company has in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger and (iii) duly approved and adopted the Merger, this Agreement, the Collateral Agreements and all transactions contemplated hereby. Effective directors’ action respecting the Merger, this Agreement, the Collateral Agreements and all transactions contemplated hereby has been taken by the Company in compliance with Section 141 of the DGCL.

2.31 Insolvency Proceedings. No insolvency proceedings of any kind or nature, including, without limitation, bankruptcy, receivership, reorganization or other arrangements with creditors, voluntary or involuntary, with respect to the Company or any Subsidiary are pending or threatened.

2.32 Bank Accounts. Schedule 2.32 sets forth the names and locations of all banks, trust companies, brokerage firms or other financial institutions at which the Company or any Subsidiary maintains accounts and the name of each person authorized to draw thereon or make withdrawals therefrom.

2.33 Approvals and Consents. Schedule 2.33 sets forth all consents, authorizations and approvals of, and all filings, notices and registrations with, any Person (the “Third Party Consents”) to, or as a result of the consummation of, the transactions contemplated hereby or the Collateral Agreements that are required to be obtained by the Company. All such consents and filings have been obtained or made or will be obtained or made by the Company prior to the Closing.
2.34 HIPAA Compliance. The Company has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of the Business that could be materially adversely affected by the failure of the Company to be HIPAA Compliant. The Company is HIPAA Compliant as of the Agreement Date. For purposes hereof, “HIPAA Compliant” shall mean that Company has developed and implemented internal systems, policies and procedures in order to ensure that the Business is and will continue to be in compliance with the Health Insurance Portability and Accountability Act of 1996 and all rules and regulations promulgated thereunder and any applicable state statutes, laws and regulations governing the privacy and/or security of health related information.

2.35 Certain Payments. The Company has not, nor to the Company’s or the Stockholders’ Knowledge, has any other person or entity, directly or indirectly, on behalf of or with respect to the Company: (a) made, received, or offered to make or receive, any payments which were not legal to make, to receive, or to offer to make or receive, including without limitation, payments prohibited under applicable federal and state “fraud and abuse” or anti-referral or anti-kickback statutes; (b) made an illegal political contribution; or (c) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

2.36 Disclosure. No representation or warranty of the Company or the Stockholders in this Agreement or any of the Collateral Agreements, and no information contained in any Schedule or other writing delivered by the Company or the Stockholders pursuant to this Agreement or the Collateral Agreements or at the Closing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. The Company and the Stockholders have delivered to Matria true, correct and complete copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered by the Company or the Stockholders to Matria pursuant to this Agreement or the Collateral Agreements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MATRIA AND MERGER SUB

Matria and Merger Sub represent and warrant to the Company and the Stockholders, notwithstanding any independent investigations or verifications undertaken by the Company or its representatives, that the following representations and warranties are true and correct on the Agreement Date and, except for any representations and warranties made as of a specific date (other than the Agreement Date), shall be true and correct as of the Closing:

3.1 Organization and Good Standing. Matria and each of its subsidiaries is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with the full power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted.

3.2 Authority.

(a) Each of Matria and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Matria and Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement and the Collateral Agreements have been duly executed and delivered by each of Matria and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes the valid and binding obligations of each of Matria and Merger Sub enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Collateral Agreements by each of Matria and Merger Sub does not, and the performance of this Agreement and the Collateral Agreements by each of Matria and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Matria or of Merger Sub or any Legal Requirement or (ii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Matria’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Matria or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Matria or any of its subsidiaries is a party or by which Matria or any of its subsidiaries or its or any of their respective properties are bound or affected (except for Matria’s Credit Agreement, unless the consents contemplated by Section 6.3(g) are obtained), except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Matria or Merger Sub.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Matria or Merger Sub in connection with the execution and delivery of this Agreement, the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

3.3 Disclosure. No representation or warranty of Matria or Merger Sub in this Agreement or any of the Collateral Agreements, and no information contained in any Schedule or other writing delivered by Matria or Merger Sub pursuant to this Agreement or the Collateral Agreements or at the Closing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. Matria and Merger Sub have delivered to the Company true, correct and complete copies of all documents, and any and all amendments to any such documents, required to be delivered to the Company pursuant to this Agreement or any Schedule delivered by Matria or Merger Sub to the Company pursuant to this Agreement or the Collateral Agreements.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

Except as otherwise expressly provided herein, the Company and each of the Stockholders covenant and agree that, without the prior written consent of Matria in each instance, between the Agreement Date and the Closing Date:

4.1 Qualification. The Company and the Subsidiaries shall maintain all qualifications to transact business and remain in good standing in the State of Delaware and in the foreign jurisdictions set forth on Schedule 2.1.

4.2 Ordinary Course. The Company and the Subsidiaries shall conduct their business in, and only in, the Ordinary Course and shall preserve intact its current business organizations, use its commercially reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with Customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date.

4.3 Amendment of Organizational Documents. The Company and the Subsidiaries will not amend or cause to be amended its Certificate of Incorporation, Bylaws or similar organizational documents.

4.4 Liens. The Company and the Subsidiaries shall not grant any Liens on the assets or properties of the Company or the Subsidiaries.

4.5 Maintenance of Assets. The Company and the Subsidiaries will maintain their properties and assets in good operating condition, subject to ordinary wear and tear.

4.6 Accounting. The Company and the Subsidiaries shall not make any change in the accounting principles, methods, records or practices followed by the Company or the Subsidiaries or depreciation or amortization policies or rates theretofore adopted by the Company or the Subsidiaries. The Company and the Subsidiaries shall maintain their books, records and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.

4.7 Compliance with Legal Requirements. The Company, the Subsidiaries and each of the Stockholders shall comply in all material respects promptly with all Legal Requirements applicable to them and their operations.

4.8 Disposition of Assets. Neither the Company nor the Subsidiaries will adopt, propose or implement any plan of liquidation or dissolution, sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein or sell or transfer, or subject to any Lien, any tangible or intangible asset of the Company or the Subsidiaries or enter into any agreement with respect to any of the foregoing other than in the Ordinary Course.

4.9 Compensation. Neither the Company nor any Subsidiary shall do any of the following: (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement, (b) pay, or make any accrual or arrangement for payment of, any compensation or bonuses or enter into any employment or loan or loan guarantee agreement with, any current or former shareholder of the Company or, except in the Ordinary Course, any other officer, manager, director, employee or consultant of the Company or any Subsidiary or (c) other than severance or termination practices in the Ordinary Course as described in Schedule 4.9, enter into any severance or termination agreement with respect to any officer or key employee of the Company or any Subsidiary.

4.10 Modification or Breach of Agreements; New Agreements. The Company and the Subsidiaries shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in any breach or violation of or constitute a default under (with or without notice or passage of time, or both) or otherwise give any Person a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, disclosed in this Agreement or the Schedules hereto. The Company and the Subsidiaries shall not become a party to any contract or commitment other than in the Ordinary Course. The Company and the Subsidiaries shall meet all of their contractual obligations in accordance with their respective terms in all material respects.

4.11 Capital Expenditures. The Company and the Subsidiaries shall make capital expenditures only in the Ordinary Course, in accordance with the 2005 budget for the Company as previously provided to Matria.

4.12 Maintain Insurance. The Company and the Subsidiaries shall maintain their Policies in full force and effect and shall not do or permit to be done any act by which any of the Policies may be suspended, impaired or canceled.

4.13 Discharge. Neither the Company nor any Subsidiary shall cancel, compromise, release or discharge any claim of the Company or any Subsidiary upon or against any Person or waive any right of the Company or any Subsidiary of material value, and shall not discharge any Lien upon any asset of the Company or any Subsidiary or compromise any debt or other obligation of the Company or any Subsidiary to any Person other than Liens, debts or obligations with respect to current liabilities of the Company or any Subsidiary.

4.14 Issuance or Sale of Securities. The Company will not sell, issue, grant, authorize or propose the sale or issuance of, or purchase or propose the purchase of, and each of the Stockholders will not sell, transfer, pledge, or otherwise dispose of, any shares of capital stock of the Company, or any securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities of the Company or enter into any agreement with respect to any of the foregoing.

4.15 Dividends. No stock split, reverse stock split, dividend, distribution or payment (of cash, securities or property) will be declared or made on or in respect of the capital stock of the Company, and the Company will not directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock or enter into any agreement with respect to any of the foregoing.

4.16 No Acquisitions. Neither the Company nor any Subsidiary will, and each of the Stockholders will cause the Company not to, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or any Subsidiary or enter into any agreement with respect to any of the foregoing.

4.17 Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 2.32 hereof, except in the Ordinary Course, and then only after first notifying Matria of such change.

4.18 Indebtedness. Neither the Company nor any Subsidiary will incur any indebtedness for borrowed money, purchase money indebtedness or capital lease obligations, or guarantee any such indebtedness or issue or sell any of its debt securities or guarantee any debt securities of others or enter into any agreement with respect to the foregoing.

4.19 Payment of Debt. Neither the Company nor any Subsidiary will pay any obligation or liability or enter into any agreement with respect to the foregoing other than in the Ordinary Course or as required by the terms of any instrument evidencing or governing the same.

4.20 Benefit Plans. Neither the Company nor any Subsidiary will enter into or amend, or make or authorize the making of any contributions to, any bonus, incentive compensation, deferred compensation, severance, profit sharing (including, without limitation, the adoption of any resolution or taking of any other action for or with respect to the contribution of any sum pursuant to the terms of any existing profit sharing or similar plan), retirement, pension, group insurance or other benefit plan, or any union, employment or consulting agreement or arrangement, except as and only to the extent required by law or regulation.

4.21 Contracts. Neither the Company nor any Subsidiary will enter into any Contract, except in the ordinary course of business consistent with past practice, or amend any Contract (including, without limitation, the Company Warrants, the Company Stock Option Plan and the Company Options).

4.22 Books and Records. The books and records of the Company and the Subsidiaries will be maintained in the usual, regular and ordinary course of business consistent with past practice.

4.23 Other Actions. The Company, the Subsidiaries and each of the Stockholders shall not take any action that would or could be reasonably expected to result in any of the representations and warranties of the Company and the Stockholders set forth in this Agreement becoming untrue in any respect at any time on or prior to the Closing Date or the date this Agreement terminates.

4.24 Changes. The Company and each of the Stockholders shall promptly advise Matria in writing of any change or event having or which can reasonably be foreseen to have a Material Adverse Effect on the Company or the Business.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Stockholder Approval.

(a) The Company will as promptly as practicable after the Agreement Date, in accordance with the DGCL and its Certificate of Incorporation and Bylaws obtain the written consent of its stockholders sufficient to comply with the DGCL to, and/or convene a stockholders’ meeting for the purpose of voting upon, the adoption and approval of this Agreement, the Collateral Agreements and the Merger. The Company and the Inside Stockholders will use their best efforts and take all action necessary or advisable to secure the vote or consent of the Company’s stockholders required by the DGCL, including sending prompt notice to all stockholders of any action by the Company by less than unanimous written consent in compliance with Section 228 of the DGCL, and all other applicable legal requirements with respect to the approval and adoption of this Agreement, the Collateral Agreements and the Merger.

(b) The Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of and adopt and approve this Agreement, the Collateral Agreements and the Merger, and neither the Board of Directors of the Company, nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of and adopt and approve this Agreement, the Collateral Agreements and the Merger.

5.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to the Closing, the Company agrees to permit Matria and its representatives, agents, counsel and accountants to have full access at all reasonable times to the premises, business, properties, assets, financial statements, contracts, books, employment and other records and working papers of, and other relevant information pertaining to the Company, and to cause its officers and employees to furnish to Matria and its representatives, agents, counsel and accountants such financial and operating data and other information with respect to the business, properties and assets of the Company, as Matria may reasonably request; and the Company agrees to cause its officers and employees to cooperate with Matria and its representatives, agents, counsel and accountants in order to enable Matria to become fully informed with respect to the business, earnings, financial condition, prospects, properties, assets, liabilities and obligations of the Company.

(b) Each party hereto will hold, and will use its reasonable efforts to cause its respective Affiliates, officers, directors, employees and agents to hold, in strict confidence from any person, and not to disclose, except to the extent, and only to the extent (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental authorities or by other requirements of law) (provided the party compelled to disclose provides the other party with prior notice thereof so that such other party may seek a protective order or other appropriate remedy to prevent or limit such disclosure) or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by any other party or such other party’s Affiliates, officers, directors, employees and agents pursuant to or in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (A) previously known by the party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (C) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event this Agreement is terminated, upon the request of the other party, each party hereto will, and will cause its Affiliates, promptly (and in no event later than five days after such request) to redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party that furnished such documents and information or its officers, directors and agents.

5.3 No Solicitation.

(a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company, the Subsidiaries and each of the Stockholders will not, nor will the Company or any of the Subsidiaries authorize or permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Company Acquisition Proposal, (iii) engage in discussions with any person with respect to any Company Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition Transaction;

(b) For purposes of this Agreement, “Company Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Matria) relating to any Company Acquisition Transaction. For the purposes of this Agreement, “Company Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agree-ment involving: (i) any acquisition or purchase by any person of any voting or other equity securities of the Company or any Subsidiary (other than pursuant to the exercise of Company Options and/or the Company Warrants outstanding on the date of this Agreement); (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of a significant or material portion of the assets of the Company or any Subsidiary; or (iii) any merger, liquidation or dissolution of the Company or any Subsidiary.

(c) In addition to the obligations of the Company, the Subsidiaries and each of the Stockholders set forth in paragraphs (a) and (b) of this Section 5.3, the Company, the Subsidiaries and each of the Stockholders as promptly as practicable, shall advise Matria of any request received by the Company, the Subsidiaries or any Stockholder for non-public information which the Company, the Subsidiaries or any Stockholder reasonably believes would lead to a Company Acquisition Proposal or of any Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Company Acquisition Proposal or inquiry.
5.4 Public Disclosure. The Company, the Subsidiaries and each of the Stockholders will not issue any press release or make any public statement without the prior consent of Matria. Matria and Merger Sub will not issue any press release or make any public statement regarding this Agreement or the transactions contemplated hereby without the prior consent of the Company.

5.5 Legal Requirements. Each of Matria, Merger Sub, the Company, and each of the Subsidiaries and the Inside Stockholders will take all reasonable actions necessary or desirable to comply promptly with all Legal Requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

5.6 Third Party Consents. As soon as practicable following the Agreement Date, Matria, the Company, the Subsidiaries and each of the Inside Stockholders will use its reasonable efforts to obtain all consents, waivers and approvals of all Governmental Entities and third parties under any of the Contracts, Permits or otherwise required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.7 Schedules; Supplements. Each party hereto shall promptly provide the other parties with written notification (each a “Supplement”) of any event or occurrence or other information of any kind whatsoever necessary to maintain this Agreement, such party’s representations and warranties contained herein and all other documents and writings furnished by such party pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing Date; provided, however, that no such Supplement shall cure any breach of any representation or warranty set forth herein or otherwise limit any rights or remedies available to the other parties hereto.

5.8 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to (i) perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by such party prior to or as of the Closing Date, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements for it to consummate and make effective the transactions contemplated by this Agreement.

(b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such necessary or desirable action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

5.9 Expenses. Each party will bear the costs of its agents, attorneys, accountants, investment bankers, travel, lodging and entertainment and associated expenses, except as provided in this Agreement.

5.10 Notices of Certain Events.

(a) The Company, the Subsidiaries and each of the Stockholders shall promptly notify Matria of any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Collateral Agreement and (ii) any Governmental Entity in connection with the transactions contemplated by this Agreement or any Collateral Agreement; and

(b) The Company, the Subsidiaries and each of the Stockholders shall promptly notify Matria of the Company’s, the Subsidiaries’ or any Stockholder’s material breach of any obligation, representation, warranty or covenant under this Agreement or any Collateral Agreement, or any fact that would cause any representation or other fact contained in this Agreement or any Collateral Agreement to be materially inaccurate or materially misleading.

5.11 Company Agent.

(a) The Company and the Stockholders agree that David Michel shall be and hereby is constituted and appointed as agent and attorney-in-fact (the “Company Agent”) for and on behalf of the Company (and to represent the interests of the holders of the Company Stock, Company Options and Company Warrants) from and after the Closing (i) to give and receive notices and communications, (ii) to receive notifications regarding the Additional Merger Consideration and the Earn Out Consideration, (iii) to object to such notifications, (iv) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and (v) to take all actions necessary or appropriate in the judgment of the Company Agent for the accomplishment of the foregoing. No bond shall be required of the Company Agent, and the Company Agent shall receive no compensation for his services. Notices or communications to or from the Company Agent shall constitute notice to or from the Company and each of the holders of the Company Stock, Company Options and Company Warrants. The Company shall cause to be mailed to the holders of the Company Stock, Company Options and Company Warrants documentation sufficient to ratify the appointment of the Company Agent as such holder’s agent and attorney-in-fact for the purposes set forth in this Section 5.11.

(b) A decision, act, consent or instruction of the Company Agent shall be final, binding and conclusive upon the Company and the holders of the Company Stock, Company Options and Company Warrants, and Matria may rely upon any decision, act, consent or instruction of the Company Agent pursuant to this Section 5.11 as being the decision, act, consent or instruction of the Company and all of the stockholders of the Company. Matria is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Agent.

5.12 Employee Benefits. The Surviving Corporation will maintain the Plans, other than the Company’s 401(k) plan, through December 31, 2006. As of the Closing Date, the employees of the Company hired or retained by Matria or Surviving Corporation following the Closing (a) will be transferred to Matria’s 401(k) plan, and (b) will be entitled to participate in Matria’s employee stock purchase plan, employee assistance program, educational assistance program, continuing education program and adoption assistance program.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law by the stockholders of the Company.

(b) No Order. There shall not be pending or threatened any Action, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) before any Governmental Entity challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which condition may be waived by Matria and the Company, in each such party’s sole discretion.

(c) Governmental Approvals. The parties shall have received from any and all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

6.2 Additional Conditions to Obligations of the Company and the Stockholders. In addition to the requirements set forth in Section 1.10(b), the obligation of the Company and the Stockholders to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Stockholders:

(a) Representations and Warranties. The representations and warranties of Matria and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date other than the Agreement Date (which representations shall have been true and correct as of such particular date).

(b) Agreements and Covenants. Matria and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

6.3 Additional Conditions to the Obligations of Matria and Merger Sub. In addition to the requirements set forth in Section 1.10(a), the obligations of Matria and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Matria:

(a) Representations and Warranties. The representations and warranties of the Company and each of the Stockholders contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date other than the Agreement Date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties for purposes of this Section 6.3(a), any Supplements to the Schedules made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Agreements and Covenants. The Company and each of the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Third Party Consents. Matria shall have received evidence that the Company has received all Third Party Consents, each of which is listed on Schedule 2.33.

(d) Key Employees. None of the Key Employees shall have terminated his or her employment with the Company or any Subsidiary, or shall have notified the Company of his or her intent to terminate such employment.

(e) No Material Adverse Effect. No act, event or condition shall have occurred after the Agreement Date, or shall have occurred prior to the Agreement Date which Matria later becomes aware, which Matria reasonably determines has had or could have a Material Adverse Effect, which shall include, without limitation, any material adverse change between the Company and any significant Customer.

(f) Dissenters’ Rights. Holders of the Company Stock representing no more than 5% of the Initial Merger Consideration shall have demanded or perfected the right to an appraisal under the Dissenters’ Provisions.

(g) Lender Consent. Matria shall have obtained all consents and waivers to this Agreement, the Collateral Agreements and the transactions contemplated hereby required by the Credit Agreement.

(h) Surrender of Options and Warrants. All Company Options and Company Warrants shall have been surrendered to the Company and canceled in exchange for the right to receive the merger consideration pursuant to this Agreement.

(i) Voting Agreements. On or prior to the date of this Agreement, each person and entity set forth on Schedule 6.3(i) hereto (collectively, the “Significant Stockholders”) has executed and delivered to Matria a voting agreement in the form of Exhibit C attached hereto (each, a “Voting Agreement”), wherein each such Significant Stockholder has agreed that it will (i) vote all of the shares of the capital stock of the Company owned by such Significant Stockholder in favor of the approval and adoption of this Agreement and any and all transactions contemplated hereby, (ii) upon the request of the Company or Matria, execute and deliver to the Company and Matria a written consent to the approval and adoption of this Agreement and any and all transactions contemplated hereby meeting the requirements of Section 228 of the DGCL and otherwise in form and substance reasonably satisfactory to the Company and Matria, and (iii) not transfer any interest in or relinquish its right to vote any of such shares prior to the earlier of the Closing or the termination of this Agreement.

(j) Dr. Cooper Agreement. The Company shall have entered into a new agreement, or modified or amended the existing agreement, with Dr. Kenneth Cooper to the satisfaction of Matria.

(k) Other. On or prior to Closing Date, the Company and each of the Stockholders shall have delivered such other documents, agreements and certificates required to be delivered by the Company and each of the Stockholders hereunder or as may have been reasonably requested by Matria.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written consent of Matria, the Company and the Stockholders;

(b) by Matria, on the one hand, or by the Company and the Stockholders, on the other hand, by written notice to the other party if the Closing shall not have been consummated on or before October 31, 2005, unless such date is extended upon mutual agreement of such parties, provided that the party terminating this Agreement under this clause (b) shall not then be in material breach of any of its obligations under this Agreement;

(c) by Matria if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by the Company or the Stockholders under this Agreement, or (ii) any of the conditions precedent to Closing set forth in Section 6.1 or Section 6.3 have not been met by October 31, 2005 through no fault of Matria; or

(d) by the Company and the Stockholders if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Matria or Merger Sub under this Agreement, or (ii) any of the conditions precedent to Closing set forth in Section 6.1 or Section 6.2 have not been met by October 31, 2005 through no fault of the Company or the Stockholders.

7.2 Effect of Termination.

(a) If this Agreement is terminated for any reason, the provisions of Section 5.2 (Confidentiality), Section 5.9 (Expenses) and Section 9.7 (Arbitration) shall remain in full force and effect.

(b) If this Agreement is terminated as provided in Section 7.1(a) this Agreement shall forthwith become void (except as stated in subsection 7.2(a) above) and there shall be no liability or obligation hereunder on the part of any party hereto or their respective managers, directors, officers, employees, agents or other representatives.

(c) If this Agreement is terminated as provided in Section 7.1(b), (c) or (d) hereof, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

7.3 Amendment. This Agreement may be amended at any time by a written instrument executed by Matria, Merger Sub, the Company and the Stockholders. Any amendment effected pursuant to this Section 7.3 shall be binding upon all parties hereto.

7.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 7.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival Provisions.

(a) The representations and warranties, covenants and agreements of the parties hereto contained in this Agreement and the Collateral Agreements shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination, or knowledge of, or investigation by or on behalf of any party hereto).

(b) Claims for indemnification arising from breaches of representations and warranties must be made by delivery of written notice to the party against whom the indemnification claim is made, setting forth in general terms the basis for the indemnification claim, by the later of (i) 18 months from the Closing Date or (ii) the date on which the Final Earn Out Consideration is paid pursuant to Section 1.8 hereof, whichever occurs last (the “Termination Date”); provided, however, (i) if the applicable statute of limitations with respect to claims arising from any breach of the representations and warranties contained in 2.1 (Organization and Good Standing), 2.3 (Title to Company Stock), Section 2.6 (Authority), Section 2.20 (Taxes), Section 2.21 (Permits and Compliance with Law), Section 2.34 (HIPAA Compliance), Section 2.35 (Certain Payments) or Section 2.27 (Employee Benefits) extends beyond the Termination Date, such claims may be made at any time until expiration of the applicable statute of limitations and (ii) to the extent any representation or warranty involved fraud or an intentional misstatement of a material fact, such claim may be made at any time and shall not be subject to the Termination Date or the applicable statute of limitations (the period from the Closing Date until the Termination Date or the applicable later date pursuant to clauses (i) or (ii) is referred to herein as the “Claims Period”). The matters referred to in Section 8.1(b)(i) and (ii) shall be referred to herein as the “Specified Matters”.

8.2 Indemnification.

(a) Each stockholder of the Company hereby covenants and agrees to severally, but not jointly, defend, indemnify and hold harmless Matria, its Affiliates and their respective officers, directors, employees and agents (collectively, the “Matria Indemnitees”) from and against any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other liabilities of any kind or nature whatsoever, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees (collectively, “Damages”) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by the Company or the Inside Stockholders in this Agreement, in the Collateral Agreements or in any certificate delivered pursuant to this Agreement; or (ii) the failure of the Company or the Stockholders to perform or observe any covenant, agreement or condition to be performed or observed by the Company or the Stockholders pursuant to this Agreement or any Collateral Agreement; provided, however, (1) that the indemnification under this Section 8.2 shall be effectuated in the following order: (A) if the Earn-Out Consideration has not been paid at the time that the Damages become known, Matria will first offset such Damages against the Earn-Out Consideration to the extent thereof; (B) if the Damages exceed the

Earn-Out Consideration or if the Earn-Out Consideration has already been distributed, Matria, on behalf of the Matria Indemnitees, may either (x) subject to Section 8.3(b), recall from the stockholders of the Company, on a pro rata basis, the Initial Merger Consideration and the Additional Merger Consideration to the extent necessary to satisfy any remaining Damages; or (y) subject to Section 8.3(b), pursue indemnification severally, but not jointly, from the Stockholders in the following percentages: Stephen J. Schaul, 10%; Deborah Michel, 20%, David Michel 30%, and Richard M. Frank, 40%; and (C) to the extent that the Stockholders are required to indemnify one or more Matria Indemnitees by an amount that exceeds 61.25% of the total Damages paid pursuant to this Section 8.2, the Stockholders shall be subrogated to the Matria Indemnitees and may recall from the stockholders of the Company their pro rata share of such Damages paid by the Stockholders on their behalf; and (2) no stockholder of the Company shall be required to provide or contribute to indemnification hereunder in an amount that exceeds the amount of Merger Consideration actually received by such stockholder.

(b) Matria hereby covenants and agrees to defend, indemnify and hold harmless the Company and the Stockholders from and against any and all Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Matria in this Agreement, in the Collateral Agreements, or in any certificate delivered pursuant to this Agreement; and (ii) the failure of Matria to perform or observe any covenant, agreement or condition to be performed or observed by Matria pursuant to this Agreement or any Collateral Agreement.

8.3 Limitations on Indemnification.

(a) Notwithstanding any other provision of this Article VIII to the contrary, no claim for indemnification may be brought under Section 8.2 unless and until the aggregate amount of Damages incurred by one or more Indemnified Parties exceeds, either singly or in the aggregate, an amount equal to $100,000 (the “Threshold”), in which event the Indemnifying Parties shall be obligated to defend, indemnify and hold harmless the Indemnified Parties from and against all Damages incurred by the Indemnified Parties, including Damages included in reaching the Threshold; provided, however, that the Indemnifying Parties shall not be entitled to the benefit of the Threshold with respect to any Specified Matter.

(b) The Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties for breaches of representations or warranties resulting in Damages in excess of a maximum amount equal to (i) 61.25% of the sum of the Initial Merger Consideration and the Additional Merger Consideration paid or due, and (ii) 100% of the Earn Out Consideration paid or due (the “Cap Amount”); provided, however, that an Indemnifying Party shall not be entitled to the benefit of the Cap Amount with respect to any Damages resulting from fraud or intentional misrepresentation of a material representation or warranty, or any willful breach of a material covenant, by such Indemnifying Party.

8.4 Third Party Claims.

(a) If any party entitled to be indemnified pursuant to Section 8.2 (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (individually, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying

Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

(b) The Indemnifying Party shall have 30 days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such thirty-day period, in which case the Indemnifying Party shall have until the date that is 10 days before the required response date) to acknowledge responsibility for the entire amount of the Indemnifiable Claim and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided, further, that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent if the settlement requires the Indemnified Party to admit wrongdoing, pay any fines or refrain from any action and (iii) if, in the written opinion of counsel to the Indemnified Party, the Indemnified Party has separate defenses from the Indemnifying Party or there is a conflict of interest between the Indemnified and Indemnifying Parties or if there is any danger of criminal liability of the Indemnified Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the expense of the Indemnifying Party. So long as the Indemnifying Party has taken responsibility for and is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.

(c) If the Indemnifying Party does not notify the Indemnified Party within 30 days after receipt of the Claim Notice (or before the date that is 10 days before the required response date, if the claim or Action requires a response before the expiration of such 30 day period), that it acknowledges responsibility for the entire amount of the Indemnifiable Claim and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion at the expense of the Indemnifying Party; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

8.5 No Limitation. Nothing contained herein shall prevent any party from making a claim for Damages hereunder notwithstanding its Knowledge of the Damages or possibility of the Damages on, prior to, or after the Closing Date.

ARTICLE IX
GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally or by commercial overnight delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(a) if to the Company, to:

WinningHabits, Inc.
9400 North Central Expressway, Suite 750
Dallas, Texas 75231
Attention: David Michel
Fax No.: (972) 235-9994

with a copy to:

Balestri & Associates
2651 North Harwood, Suite 200
Dallas, Texas 75201
Attention: Ray A. Balestri
Fax No.: (214) 981-9080

(b) if to the Company Agent, to:
Mr. David Michel
9400 North Central Expressway, Suite 750
Dallas, Texas 75231

with a copy to:

Balestri & Associates
2651 North Harwood, Suite 200
Dallas, Texas 75201
Attention: Ray A. Balestri
Fax No.: (214) 981-9080

(c) if to Matria or Merger Sub, to:

Matria Healthcare, Inc.
1850 Parkway Place, Suite 1200
Marietta, GA 30067
Attention: General Counsel
Fax No.: (770) 767-7769

with a copy to:

Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, GA 30308
Attention: James L. Smith, III
Fax No.: (404) 962-6687

9.2 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the matters as to which a party has “Knowledge” shall be deemed to include all matters of which the applicable party, individually or through the officers (in the case of the Company, the Key Employees) and directors of such party, knew or would be reasonably expected to know for a person of his or her position in a company of comparable size.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and the Schedules, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforcea-ble, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7 Arbitration. Except as provided in Article I and Section 9.6, any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, then in effect. The decision of arbitration unless clearly erroneous, shall be final and conclusive upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitration proceedings shall be held in the State of Delaware. The arbitration proceedings shall be conducted before one (1) neutral arbitrator who shall be a member of the Delaware Bar who has been actively engaged in the practice of corporate and business law for at least fifteen (15) years, and shall proceed under any expedited procedures of the Commercial Arbitration Rules. The arbitrator shall have authority to award only (i) money damages, (ii) attorneys’ fees, costs and expert witness fees to the prevailing party, and (iii) sanctions for abuse or frustration of the arbitration process. The arbitrator’s compensation, and the administrative costs of the arbitration, shall be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator. Notwithstanding the foregoing provisions of this Section 9.7, the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto and both parties may seek injunctive relief in any federal or state court having jurisdiction.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that Matria may assign its rights under this Agreement as collateral security to any lender. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Matria, Merger Sub, the Company and each of the Stockholders have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

MATRIA HEALTHCARE, INC.

By:
Name: Parker H. Petit
Title: Chairman and CEO

WHI ACQUISITION CORP.

By:
Name: Parker H. Petit
Title: Chairman

WINNINGHABITS, INC.

By:
Name:
Title:

STOCKHOLDERS

DAVID MICHEL

DEBORAH MICHEL

RICHARD M. FRANK

STEPHEN J. SCHAUL

INDEX OF DEFINED TERMS

Terms	Section

2004 Balance Sheet	2.11(d)
Action	2.19
Additional Merger Consideration	1.6(a)(ii)
Affidavit	1.5(i)
Affiliate	1.7(e)
Agreement	1st Paragraph
Agreement Date	1st Paragraph
Alternate Accounting Firm	1.8(e)
Audited Financial Statements	2.8
Business	Recitals
Cap Amount	8.3(b)
Cause	1.7(f)
Certificate of Merger	1.2
Claim Notice	8.4(a)
Claims Period	8.1(b)
Class A Consideration	1.5(a)
Class B Consideration	1.5(b)
Closing	1.2
Closing Adjusted Working Capital	1.6(a)(iii)
Closing Balance Sheet	1.6(c)
Closing Date	1.2
COBRA	2.27(e)
Code	2.20(b)(vii)
Collateral Agreements	2.6(a)
Company	1st Paragraph
Company Acquisition Proposal	5.3(b)
Company Acquisition Transaction	5.3(b)
Company Agent	5.12(a)
Company Class A Common Stock	1.5(a)

Company Class B Common Stock	1.5(b)
Company Options	1.5(e)
Company Securities	1.5(h)
Company Series A Preferred Stock	1.5(c)
Company Series B Preferred Stock	1.5(d)
Company Services	Recitals
Company Stock	1.5(d)
Company Stock Option Plan	1.5(e)
Company Warrants	1.5(f)
Contracts	2.24(a)
Credit Agreement	1.8(b)
Customers	2.28(a)
Damages	8.2(a)
DGCL	Recitals
Dissenters’ Provisions	1.9(a)
Dissenting Shares	1.9(a)
Dissenting Stockholders	1.5(a)
Earn Out Consideration	1.7(a)
Earn Out Date	1.8(b)
Earn Out Objection Notice	1.8(c)
Earn Out Objection Period	1.8(c)
Earn Out Statement	1.8(a)
Earn Out Working Capital	1.7(d)
EBITDA	1.7(c)
Effective Time	1.2
Environmental Laws	2.22(a)
Estimated Earn Out Consideration	1.8(a)
Final Earn Out Consideration	1.8(d)
Financial Statements	2.8
GAAP	1.6(b)
Governmental Entity	2.6(b)
HIPAA Compliant	2.35
Holder	1.5(i)

Indemnifiable Claim	8.4(a)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Initial Merger Consideration	1.5
Inside Stockholder	1st Paragraph
Intellectual Property Rights	2.16
Key Employees	1.10(a)(v)
Knowledge	9.2(b)
Leased Assets	2.13
Legal Requirements	2.6(a)
Letter of Transmittal	1.5(i)
Liens	2.3
Material Adverse Effect	2.11(g)
Matria	1st Paragraph
Matria Indemnitees	8.2(a)
Merger	Recitals
Merger Consideration	1.5
Merger Sub	1st Paragraph
Non-Competition Agreements	1.10(v)
Objection Notice	1.6(c)
Objection Period	1.6(c)
Option Consideration	1.5(e)
Ordinary Course	2.11(a)
Pass-Through Amounts	1.7(b)
PBGC	2.27(f)
Per Share Option Price	1.5(e)
Per Share Warrant Price	1.5(f)
Permits	2.21(a)
Person	1.7(e)
Plan(s)	2.27(a)
Policies	2.17
Prime Rate	1.8(b)
Proprietary Information	2.16

PWC	1.8(e)
Real Property	2.12
Receivables	2.18
Returns	2.20(b)(i)
Revenue	1.7(b)
Reviewing Party	1.8(e)
Series A Consideration	1.5(c)
Series B Consideration	1.5(d)
Significant Stockholders	6.3(i)
Specified Matters	8.1(b)
Stockholders	1st Paragraph
Subsidiaries	2.2
Supplement	5.7
Surviving Corporation	1.1
Target Working Capital	1.6(a)(i)
Tax(es)	2.20(a)
Termination Date	8.1(b)
Third Party Consents	2.33
Threshold	8.3(a)
Unaudited Balance Sheet	2.8
Unaudited Financial Statements	2.8
Warrant Consideration	1.5(f)

EXHIBIT A

Sample Earn Out Consideration Calculations

EBITDA	EBITDA Multiple	Total Payment	Less	Earn Out Consideration*
$5,000,000	16.0	$ 80,000,000	$15,000,000	$ 65,000,000
$3,675,000	15.5	$ 56,962,500	$15,000,000	$ 41,962,500
$3,500,000	15.0	$ 52,500,000	$15,000,000	$ 37,500,000
$3,250,000	14.5	$ 47,125,000	$15,000,000	$ 32,125,000
$3,100,000	14.0	$ 43,400,000	$15,000,000	$ 28,400,000
$2,975,000	13.5	$ 40,162,500	$15,000,000	$ 25,162,500
$2,715,000	13.0	$ 35,295,000	$15,000,000	$ 20,295,000
$2,525,000	12.5	$ 31,562,500	$15,000,000	$ 16,562,500
$2,425,000	12.0	$ 29,100,000	$15,000,000	$ 14,100,000
$2,200,000	11.5	$ 25,300,000	$15,000,000	$ 10,300,000
$1,975,000	11.0	$ 21,725,000	$15,000,000	$ 6,725,000
$1,750,000	10.5	$ 18,375,000	$15,000,000	$ 3,375,000

*To be reduced by the amount of the capital lease obligations as set forth on the Closing Balance Sheet and the amount by which the Closing Adjusted Working Capital exceeds the Earn Out Working Capital.

EXHIBIT B

Form of Non-Competition Agreement

EXHIBIT C

Form of Voting Agreement